Exhibit 99.1

ZIOPHARM Reports Fourth-Quarter and Full-Year 2014 Financial Results and Recent Activities

BOSTON, MA – February 26, 2015 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) today announced financial results for the fourth quarter and full year ended December 31, 2014, and provided an update on the company’s recent activities.

“ZIOPHARM has achieved remarkable progress in the last several quarters, uniting a number of technologies and development know-how to deliver a truly one-of-a-kind immuno-oncology platform with transformative potential in the treatment of cancer,” said Jonathan Lewis, M.D., Ph.D., chief executive officer of ZIOPHARM. “Bringing together RheoSwitch® technology with non-viral adoptive cell therapies, including CAR-T, TCR and NK cells, and other gene therapy and cell technologies positions us in the lead to fulfill the promise of this approach, which is to provide safer, more effective, scalable therapies addressing a broad range of solid and hematologic malignancies. With our recently completed financing providing operating resources into the first quarter of 2017, we eagerly look forward to working with our partners at Intrexon and the MD Anderson Cancer Center to achieve several important milestones in 2015 and beyond.”

Recent and Upcoming Corporate Highlights

In January of 2015, ZIOPHARM and its partner, Intrexon Corporation, entered into an exclusive license agreement with The University of Texas MD Anderson Cancer Center for programs and associated technologies related to the development of non-viral adoptive cellular therapies, including CAR T, TCR and NK cell-based therapies. When combined with Intrexon’s technology suite and ZIOPHARM’s further clinical validation of the RheoSwitch Therapeutic System®, the resulting proprietary methods and technologies may help realize the promise of genetically modified immune cells by tightly controlling expansion and activation in the body, thereby minimizing off-tissue effects and toxicity while maximizing therapeutic efficacy. As importantly, the use of a non-viral gene integration platform and cell technologies with both point of care and off the shelf applications advance the potential for addressing cancer’s global scale. Together, these programs and technologies are designed to bypass the cost, time and complexity of development associated with existing CAR T and other cell-based therapies, with applicability in both hematologic and solid tumor malignancies.

This collaboration continues to expand the scope of ZIOPHARM’s synthetic immuno-oncology programs. In December 2014, ZIOPHARM and Intrexon announced the presentation of clinical and preclinical studies from these programs at the American Association for Cancer Research (AACR) 2014 Immunology and Immunotherapy Meeting in Orlando, Florida. Presentations included:

•	Clinical results from the Ad-RTS-hIL-12 + veledimex studies in patients with advanced breast cancer and melanoma demonstrating local and systemic IL-12-mediated anti-cancer activity, as well as safety through control of both immune- and IL-12-mediated toxicity with use of the RheoSwitch Therapeutic System® gene switch;

•	Preclinical data supporting the potential for cytolytic activity against solid tumor targets with allogeneic, genetically-modified stem cells enabled for controlled release of cell-linking moieties (CLMs) within the tumor micro-environment; and

•	Preclinical data describing the development of a novel, high-throughput screening technology for rapidly identifying bi-specific antibodies capable of inducing targeted immunologic activity through the activation of T-cells or other immune cells against tumors.

In 2015 and 2016, the Company expects to initiate multiple clinical studies, with resulting data beginning in the fourth quarter of 2015, including:

•	Up to five CAR-T products in clinical trials in 2015;

•	A phase 1 study of Ad-RTS-hIL-12 + veledimex in glioblastoma multiforme in 2015;

•	A phase 1b/2 study of Ad-RTS-hIL-12 + veledimex in breast cancer, following standard of care therapy, in 2015;

•	Solid tumor CAR-T, hematology CAR-T, and allogeneic, off-the-shelf T-Cell studies in 2016

In support of its development programs, ZIOPHARM announced in February the completion of an underwritten public offering of common stock resulting in gross proceeds to the Company of $100.6 million. Including existing cash and cash equivalents, the Company’s resources will be sufficient to fund its currently planned operations into the first quarter of 2017.

Fourth-Quarter 2014 Financial Results

•	Net loss for the fourth quarter of 2014 was $10.4 million, or $(0.09) per share, compared to a net loss of $8.9 million, or $(0.09) per share, for the fourth quarter of 2013. Included in the loss for the fourth quarter of 2014 was a non-cash gain of $194 thousand compared to a non-cash loss of $1.8 million for the fourth quarter of 2013. The non-cash gain/loss is related to the change in the fair value of the Company’s outstanding liability-classified warrants.

•	Research and development expenses were $8.1 million for the fourth quarter of 2014 compared to $2.7 million for the fourth quarter of 2013. The increase of $5.4 million in research and development expenses is primarily attributable to our synthetic biology programs, which have recently expanded.

•	General and administrative expenses were $2.9 million for the fourth quarter of 2014 compared to $4.2 million for the fourth quarter of 2013.

•	During the fourth quarter of 2014, the Company issued 1,755,845 shares of its common stock upon the exercise of outstanding warrants resulting in aggregate proceeds to the Company of approximately $6.9 million.

Full Year 2014 Financial Results

•	Net loss for the year ended December 31, 2014 was $31.8 million, or $(0.31) per share, compared to a net loss of $57.1 million, or $(0.66) per share, for the year ended December 31, 2013. Included in the loss for the year ended December 31, 2014 was a non-cash gain of $11.7 million compared to a non-cash gain of $1.2 million for the year ended December 31, 2013. The non-cash expense is related to the change in the fair value of the Company’s outstanding liability-classified warrants.

•	Research and development expenses were $32.7 million for the year ended December 31, 2014 compared to $42.9 million for the year ended December 31, 2013. The decrease of $10.1 million in research and development expenses is primarily attributable to a reduction of $19.1 million in expenses related to small molecule drug programs and an increase of $9.8 million related to our synthetic biology program.

•	General and administrative expenses were $12.2 million for the year ended December 31, 2014 compared to $15.7 million for the year ended December 31, 2013. The decrease of $3.5 million in general and administrative expenses is primarily related to lower employee related and other operating expenses.

•	The Company ended the year with cash and cash equivalents of approximately $42.8 million. Taking into account our receipt of approximately $94.6 million in net proceeds from our February 2015 public offering of common stock, and given our current development plans, we anticipate cash resources will be sufficient to fund our operations into the first quarter of 2017.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression, control and cell technologies to deliver safer, more effective and scalable cell-based therapies for the treatment of cancer. The Company’s synthetic immuno-oncology programs, in collaboration with Intrexon Corporation and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell based approaches that use non-viral gene transfer methods for broad scalability. The Company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® technology, a switch to turn on and off, and precisely modulate, gene expression in order to improve therapeutic index. The Company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies. The RheoSwitch® technology is being evaluated in clinical studies of the immune system cytokine interleukin-12 for the treatment of breast and brain cancer.

Forward-Looking Safe-Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” the negative of these words and similar expressions intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the progress, timing and results of preclinical and clinical trials involving the Company’s drug candidates; the progress of the Company’s research and development programs; and the Company’s estimates of future revenues and profitability. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether chimeric antigen receptor T cell (CAR-T) approaches, Ad-RTS-IL-12, , TCR and NK cell-based therapies, or any of our other therapeutic products will advance further in the pre-clinical or clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether chimeric antigen receptor T cell (CAR-T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, and our other therapeutic products will be successfully marketed if approved; whether any of our other therapeutic product discovery and development efforts will be successful; our ability to achieve the results contemplated by our collaboration agreements; the strength and enforceability of our intellectual property rights; competition from other pharmaceutical and biotechnology companies; the development of, and our ability to take advantage of, the market for our therapeutic products; our ability to raise additional capital to fund our operations on terms acceptable to us; general economic conditions; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014,. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Trademarks

RheoSwitch Therapeutic System® (RTS®) technology is a registered trademark of Intrexon Corporation.

ZIOPHARM Oncology, Inc.

Condensed Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue	$340	$200	$1,373	$800

Operating expenses:
Research and development	8,085	2,718	32,706	42,852
General and administrative	2,851	4,201	12,166	15,661

Total operating expenses	10,936	6,919	44,872	58,513

Loss from operations	(10,596)	(6,719)	(43,499)	(57,713)

Other income (expense), net	1	(391)	(5)	(579)
Change in fair value of warrants	194	(1,793)	11,723	1,185

Net loss	$(10,401)	$(8,903)	$(31,781)	$(57,107)

Basic and diluted net loss per share	$(0.09)	$(0.09)	$(0.31)	$(0.66)

Weighted average common shares outstanding used to compute basic and diluted net loss per share	102,878,774	94,524,944	101,130,710	85,943,175

ZIOPHARM Oncology, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	42,803	68,204
Working capital	33,261	62,506
Total assets	45,237	71,754
Total stockholders’ equity	33,841	49,383

Contact:

Lori Ann Cafarella-Occhiogrosso

ZIOPHARM Oncology

617-259-1987

locchiogrosso@ziopharm.com

David Pitts or Eliza Schleifstein

Argot Partners

212-600-1902

david@argotpartners.com

eliza@argotpartners.com